EXHIBIT 10.1

FORM OF INDEPENDENT DIRECTOR

RESTRICTED STOCK AGREEMENT

FOUNDATION COAL HOLDINGS, INC.
2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, is made effective as of                     (the “Date of Grant”), between Foundation Coal Holdings, Inc. (the “Company”) and                               . (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Foundation Coal Holdings, Inc. 2004 Stock Incentive Plan, as from time to time amended (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted Shares provided for herein to Participant pursuant to the Plan and the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.             Definitions.  Whenever the following terms are used in this Agreement, they shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a)           Cause:  “Cause” shall mean (i) Participant’s continued failure substantially to perform Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company to Participant of such failure, (ii) dishonesty in the performance of Participant’s duties, (iii) Participant’s conviction of, or plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude or (iv) Participant’s willful malfeasance or willful misconduct in connection with Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates.

(b)           Disability:  “Disability” shall mean Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Participant’s duties.

2.             Grant of Shares.  The Company hereby grants to Participant                  Shares, subject to adjustment as set forth in the Plan.  The Participant agrees to be bound by all terms and conditions of this Agreement and the Plan, as amended from time to time.

3.             Restrictions on Transfer of Shares.  Except as otherwise determined by the Committee, the Shares cannot be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period, and any such purported assignment, transfer, pledge or encumbrance shall be void and unenforceable against the Company; provided that the designation of a beneficiary shall not constitute an assignment, transfer, pledge or encumbrance.  For purposes of this Agreement, the Restriction Period shall mean the period from the Date of Grant until the fifth (5th) anniversary of the Date of Grant; provided, however, that, subject to the Participant’s continued service as a director of the Company, the Restriction Period shall lapse with respect to twenty percent (20%) of the Shares on December 31, 2005 and with respect to an additional twenty percent (20%) on each anniversary thereof, until the Shares are 100% vested.  Notwithstanding the foregoing, upon a Change in Control, the Restriction Period shall lapse with respect to the Restricted Stock, and the Restricted Stock shall thereby be free of such restrictions.

4.             Forfeiture of Shares.  If Participant’s Employment shall terminate prior to the expiration of the Restriction Period for any reason, any Shares with respect to which the Restriction Period has not yet lapsed (the “Restricted Stock”) shall, upon such termination of service, be forfeited by Participant to the Company, without the payment of any consideration or further consideration by the Company, and neither Participant nor any successors, heirs, assigns, or personal representatives of Participant shall thereafter have any further rights or interest in the Restricted Stock or under this Agreement, and Participant’s name shall thereupon be deleted from the list of the Company’s stockholders with respect to the Restricted Stock.

5.             Dividends; Voting.  If Participant is a shareholder of record on any applicable record date, Participant shall receive any dividends on the Shares granted hereunder when paid regardless of whether the restrictions imposed by Paragraph Error! Reference source not found. hereof have lapsed.  If Participant is a shareholder of record on any applicable record date, Participant shall have the right to vote the Shares granted hereunder regardless of whether the restrictions imposed by Paragraph Error! Reference source not found. hereof have lapsed.

6.             No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving Participant the right to be retained as a non-employee director of the Company or any Affiliate.

7.             Legend on Certificates.  The certificates representing the Shares shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  In addition, the certificates representing the Shares shall be issued bearing a restrictive legend that sets forth the restrictions on transfer, forfeiture provisions and other terms and conditions to which the Shares are subject pursuant to this Agreement.

8.             Securities Laws.  Upon the acquisition of any Shares hereunder, Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The granting of Shares hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

9.             Notices.  Any notice under this Agreement shall be addressed to the Company in care of its General Counsel, addressed to the principal executive office of the Company and to Participant at the address last appearing in the personnel records of the Company for Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

10.           Entire Agreement.  This Agreement, together with the Stockholders Agreement and the Plan, embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

12.           Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

FOUNDATION COAL HOLDINGS, INC.

By:

Its: Sr. VP Safety and Human Resources

Participant’s Name